United States

Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

August 7, 2015 (August 3, 2015)

Date of Report (Date of earliest event reported)

Overseas Shipholding Group, Inc.

(Exact Name of Registrant as Specified in Charter)

1-6479-1

Commission File Number

Delaware	13-2637623
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1301 Avenue of the Americas

New York, New York  10019

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code (212) 953-4100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 3, 2015, Messrs. Alexander D. Greene and Nikolaus D. Semaca resigned from the Board of Directors (the “Board”) of Overseas Shipholding Group, Inc. (the “Company”), effective immediately. Neither Mr. Greene’s nor Mr. Semaca’s resignation was the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices. In connection with their resignations, each of Mr. Greene’s and Mr. Semaca’s previously granted stock-based director fees were vested. In addition, the Company expects to enter into agreements with each of them providing, among other things, that they will advise the Company as consultants until June 30, 2016 (the “Consulting Period”), for which they will each receive fees of approximately $0.1 million over the Consulting Period.

On August 3, 2015, the Board subsequently determined, pursuant to its authority under the Company’s amended and restated certificate of incorporation, to increase the size of the Board from nine directors to ten directors. In connection with the resignations discussed above and the increase in the size of the Board, the Board then appointed Mr. Joseph Kronsberg of Cyrus Capital Partners, L.P.; Mr. Chad Valerio of BlueMountain Capital Management LLC; and Mr. Ty Wallach of Paulson & Co. as directors, effective immediately, to fill the vacancies created.

Section 8 – Other Events

Item 8.01    Other Events.

On August 4, 2015, the Company announced the resignation of Messrs. Greene and Semaca from the Board and the appointment of Messrs. Kronsberg, Valerio and Wallach as directors. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01    Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release dated August 4, 2015

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OVERSEAS SHIPHOLDING GROUP, INC.
(Registrant)

Date: August 7, 2015	By:	/s/ James D. Small III
Name: James D. Small III Title: Senior Vice President, Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release dated August 4, 2015